UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
 OF THE SECURITIES EXCHANGE ACT OF 1934

April 21, 2011
Date of Report
(Date of earliest event reported)

CAPRIUS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-11914	22-2457487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Forest Ave., Paramus, New Jersey 07562
(Address of principal executive offices and zip code)

                  (201) 342-0900
(Registrant’s telephone number, including area code)

                                    Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On April 21, 2011, Caprius, Inc. (the “Company”) closed the previously announced Agreement and Plan of Merger, dated as of November 10, 2010 (the “Merger Agreement”), among the Company, Vintage Capital Group, LLC (“Vintage”), and Capac Co., a newly-formed wholly-owned subsidiary of Vintage (“Merger Sub”).  Upon the closing, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and becoming a wholly-owned subsidiary of Vintage.

Under the terms of the Merger Agreement, upon the effective time of the Merger, the Company’s outstanding shares of capital stock (other than any shares owned by Vintage or Merger Sub, by the Company as treasury stock, or by any stockholders who properly exercised appraisal rights under Delaware law) were converted, without interest and less any applicable withholding taxes, as follows: (i) each share of Common Stock was cancelled and converted into the right to receive $0.065 per share in cash; (ii) each share of Series E Convertible Preferred Stock was cancelled and converted into the right to receive $40.625 per share in cash, representing the common-equivalent consideration based upon its conversion ratio of 625 shares of Common Stock; and (iii) each share of Series F Convertible Preferred Stock was cancelled and converted into the right to receive $6.50 per share in cash, representing the common-equivalent consideration based upon its conversion ratio of 100 shares of Common Stock.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement.  A copy of the Merger Agreement was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2010.

Item 3.03  Material Modification to Rights of Security Holders

The information disclosed in Item 2.01 is hereby incorporated by reference.

Item 5.01  Changes in Control of Registrant

The information disclosed in Item 2.01 is hereby incorporated by reference.

Upon the effective time of the Merger, (i) the Company became a wholly-owned subsidiary of Vintage and (ii) all of the Company’s directors immediately prior to the Merger resigned from the Board of Directors.  Vintage elected new members of the Company’s Board of Directors, including Dwight Morgan who had been a director immediately prior to the effective time of the Merger.  The aggregate consideration paid in connection with the Merger for outstanding shares of the Company’s capital stock (other than any shares owned by Vintage or Merger Sub, by the Company as treasury stock, or by any stockholders who exercised appraisal rights under Delaware law) was approximately $914,000, which amount was funded by Vintage.

Item 5.07  Submission of Matters to a Vote of Security Holders

At the Special Meeting, the Company’s stockholders, voting as a single class, adopted the Merger Agreement.  As of the record date for the Special Meeting, there were outstanding 14,803,108 shares of Common Stock, 4,200 shares of Series E Convertible Preferred Stock, each share having 625 votes or a total of 2,625,000 votes, and 60,000 shares of Series F Convertible Preferred Stock, each share having 100 votes or a total of 6,000,000 votes.  The votes cast at the Special Meeting were as follows:

	Shares	Shares	Shares	Broker
	Voted For	Voted Against	Abstained	Non-Vote
Adoption of Merger Agreement
Percentage of Voting Shares	20,431,396	19,393	2,082	- 0 -

Item 8.01  Other Events

On April 22, 2011, the Company issued a press release announcing that at the Special Meeting stockholders voted in favor of the adoption of the Merger Agreement and immediately after the Special Meeting, the Company, Vintage and Merger Sub consummated the Merger.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form  8-K and is incorporated by reference in its entirety.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No. 99.1	Description Press Release, dated April 21, 2011

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPRIUS, INC.

By:	/s/ Dwight Morgan
Dwight Morgan, President and Chief Executive Officer

Dated: April 21, 2011